UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2016

DEBT RESOLVE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33110	33-0889197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite S-223 White Plains, New York	10604
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (914) 949-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Debt Resolve, Inc.

April 25, 2016

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2016, Stanley E. Freimuth, our Chief Executive Officer and Acting Chief Financial Officer, indicated his intention to step down from those positions on May 15, 2016, after having led our company for much of the past three years. Mr. Freimuth will remain a director of the company and a consultant and will continue to provide his insight to us as we execute the business plan that he was instrumental in creating.

Bruce E. Bellmare, our current Chief Operating Officer, will assume the positions of Chief Executive Officer and Acting Chief Financial Officer on May 16, 2016.

As we previously described in our current report on Form 8-K filed with the SEC on February 5, 2016, Mr. Bellmare, age 66, has been our Chief Operating Officer since February 2016 and, prior to then, an independent consultant to our company since 2015, assisting Mr. Freimuth on financial and operational matters. Mr. Bellmare served as a Principal of Opus Advisory Group, an integrated wealth management company, where he provided financial consulting to executives and small business owners, from 2007 to 2015. He served as the Chief Financial Officer of The Pirro Group, a provider of legal and consulting services, from 2002 to 2007. Prior to then, Mr. Bellmare had been a senior technology executive for more than 30 years, including holding management positions with IBM, NYNEX, Data Switch and Prodigy Communications Corp., a start-up joint venture between CBS, IBM and Sears, Roebuck, where he served as the Director of Commercial Marketing from 1984 to 1991 in connection with the original design and launch of its Prodigy online service. Mr. Bellmare holds a B.A. degree in mathematics and physics, as well as an M.B.A. in finance from the University of Vermont.

We are currently discussing the terms of an amendment to Mr. Bellmare's employment agreement, which was described in the earlier current report.

Except as described above, Mr. Bellmare has not previously engaged in a related party transaction with us at any time. There are no family relationships between Mr. Bellmare and any of our executive officers or directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEBT RESOLVE, INC.

Date: April 25, 2016	By:	/s/ Bruce E. Bellmare
Bruce E. Bellmare
Chief Operating Officer